Exhibit 10.27

MASTER DISTRIBUTION AGREEMENT

        Master Distribution Agreement (this “Agreement”), dated August 1, 2003, between SYSCO CORPORATION for itself and on behalf of those of its operating subsidiaries and/or divisions listed in Schedule 1 (collectively, “SYSCO”) and Champps Entertainment, Inc. and each entity that owns or operates any of the establishments listed as Customer Locations on Schedule 1 (collectively, “Customer”).

Background

A.     SYSCO performs regional and national marketing, freight management, consolidated warehousing, quality assurance and performance-based product marketing for suppliers of products to the foodservice distribution industry;

B.     SYSCO performs purchasing, marketing, warehousing, quality assurance, product research and development, transportation and distribution services for foodservice customers directly and through its operating subsidiaries and divisions (collectively, “Operating Companies” and individually, “Operating Company”); and

C.     Customer owns, operates, is a franchiser of, and/or acts as a group purchasing organization for the establishments listed in Schedule 1 (the “Customer Locations”).

D.     Customer desires to contract with SYSCO as its primary distributor for foodservice products (i.e., supplying 80% or more of such products) to all of its participating Customer Locations and SYSCO desires to perform these services.

        In consideration of the mutual obligations set forth below, the parties agree as follows:

1.        Appointment of Distributor

          Customer appoints SYSCO to serve as its primary distributor to the Customer Locations of foodservice products within the product categories described in Schedule 2 (“Products”). By appointing SYSCO its “primary distributor” Customer agrees that each participating Customer Location will purchase not less than 80% of the dollar volume of such Customer Location’s purchase requirements of Products based upon an aggregate basis.

          Products will include SYSCO® brand, national brand and other products stocked by SYSCO. SYSCO® brand products include all products under trademarks or tradenames owned by SYSCO as well as products under trademarks available exclusively to SYSCO® in foodservice distribution channels.

2.        Customer Service Provided by SYSCO

          2.1         Account Executive — SYSCO will assign an account executive and/or a customer service representative to service Customer’s account. The account executive and/or customer service representative will maintain contact with Customer Locations, on a mutually agreed basis, to review service requirements.

          2.2         Item List — SYSCO, with assistance from Customer, will prepare order guides to be used by the Customer when placing orders which will be provided on a monthly basis for items priced monthly and on a weekly basis for items priced weekly. SYSCO will provide order guides in hard copy format or electronically if the Customer utilizes a SYSCO direct order entry system, at Customer’s option.

3.        Delivery Service Provided by SYSCO

          Each Operating Company will establish a delivery schedule for each Customer Location within its market area taking into consideration Customer needs and preferences and will use reasonable, good faith efforts to make on-time deliveries.

4.        Information Services Provided By SYSCO

          4.1         Usage Reports – SYSCO can provide Customer usage data selected from SYSCO’s standard report or flat file options. Standard data is made available either on hard copy or electronically. The electronic options include EDI ANSI X.12, bulletin board, tape or diskette. Should it become necessary to develop customized reports in lieu of or in addition to the standard SYSCO reports, SYSCO will use reasonable efforts to provide such reports. Customer agrees to pay for any additional costs incurred by SYSCO for the development of any customized reports.

          4.2         Direct Order Entry – Sysco will provide an Internet order entry application (E-Sysco) utilizing a browser. E-Sysco will allow the customer locations to directly place orders electronically with the servicing operating company.

          4.3         Supporting Software — SYSCO has available supporting software modules that interface with the eSYSCO Order Entry System. This supporting software offers menu planning and inventory management system and can be purchased through SYSCO for a nominal fee.

          4.4         Third Party Providers – Upon the Customer’s written request, SYSCO will provide to an agent representing a Customer for the purpose of information analysis, order placement or processing, or supplier rebate application (a “Third Party Provider”) purchasing information that is normally made available to the Customer, subject to the below listed conditions: The information will only be made available in one of SYSCO’s standard electronic formats or utilizing EDI ANSI X.12 standards. All information sent by SYSCO to an authorized Third Party Provider is for the sole use of the Customer. Selling, utilizing, or disclosing such information to anyone other than the Customer is prohibited. Prior to providing any such information to any such Third Party Provider, SYSCO requires a Confidentially Agreement be in place with both the Customer and the Third Party Provider prior to transmission of data to a third party.

5.         Pricing

          5.1         Definition of Cost — The price to Customer for all Products sold under this Agreement (the “Sell Price”) will be calculated on the basis of Cost. Except for contract pricing noted in 5.4, “Cost” is defined as the cost of the Product as shown on the invoice to the delivering Operating Company, plus applicable freight. The invoice used to determine Cost will be the invoice issued to the delivering Operating Company by the supplier or by the Merchandising Services Department of SYSCO Corporation. Cost is not reduced by cash discounts for prompt payment available to SYSCO or the Operating Companies.

          Applicable freight, in those cases where the invoice cost to the delivering Operating Company is not a delivered cost, means a reasonable freight charge to transport a Product from the Supplier (as defined below) to the Operating Company. Freight charges may include common or contract carrier charges imposed by the Product Supplier or a carrier, or charges billed by Alfmark, SYSCO’s freight management service. Applicable freight for any Product will not exceed the rate charged by nationally recognized carriers operating between the same points, for the same quantity of product, and the same type of freight service.

          5.2         Merchandising Services — SYSCO performs value-added services for suppliers of SYSCO®brand and other products (a “Supplier”) over and above procurement activities typically provided. These value-added services include regional and national marketing, freight management, consolidated warehousing, distribution, quality assurance and performance-based product marketing. SYSCO may recover the costs of providing these services and may also be compensated for these services and considers this compensation to be earned income. Receipt of such cost recovery or earned income does not reduce Cost and does not diminish SYSCO’s commitment to provide competitive prices to its customers.

          5.3         Sell Price

          (a)        Calculation of Sell Price — The Sell Price of each Product priced under this Agreement as provided in Schedule 2 will equal (i) the Cost of such Product plus (ii) the percentage of cost markup specified in Schedule 2 attached herein for such Product Category, less (iii) promotional allowances reflected on invoices to SYSCO operating companies which will be passed along as a temporary reduction in the Sell Price for the term of the promotion.

        For Example, a Product with a Cost of $10.00 per case, a Markup of 10% and a promotional allowance of $.50 per case will have a Sell Price calculated as follows:

calculate base price $10.00 + (10% x $10.00) = $10.00 + $1.00 = from markup	$11.00
less promotional allowance	(.50)
Sell Price	$10.50

          (b)        Duration of Sell Price – Costs for all Products are recalculated with the following frequencies:

                    1)        Time of sale pricing – price sensitive products with volatile fluctuations in pricing (i.e. produce and fresh seafood);

                    2)        Weekly pricing – commodity products which reflect declines and advances in Cost on a regular basis, as determined by SYSCO (i.e. most protein products) — will be in effect Monday through Sunday;

                    3)        Monthly pricing – fairly stable pricing for extended periods (i.e. most canned products) – will be in effect on the first calendar day of the month through the last calendar day of the month.

Variances can occur to the Customer’s invoiced price due to starting and ending dates of Supplier Agreements, as detailed in Section 6 hereof (and the timing of when “Cost” is determined).

SYSCO reserves the right to adjust monthly or weekly pricing in the event of major (more than 10%) changes in Cost of any Product. Adjustment shall not exceed the amount of the increase plus category mark-up as listed in Schedule 2.

        (c)        Time of Sell Price Calculation – The following schedule will be used to determine when the sell price is calculated:

                    1)     Time of Sale Pricing – day of invoicing;

                    2)     Weekly Pricing – Thursday p.m. of the prior week;

                    3)     Monthly Pricing – 25th of previous month.

        (d)        Effective Date of Sell Price – Weekly pricing will be in effect Monday through Sunday. Monthly pricing will be in effect on the 1st day of the calendar month through the last day of the calendar month.

        5.4         Customer Contract Pricing – In the event the Customer negotiates contract pricing directly with a Supplier, such contract cost with such Supplier will be used to calculate the Customer’s Sell Price, regardless of SYSCO’s Cost.

        5.5         Substitutions — Should a substitution be necessary, the delivering Operating Company will ship a comparable product at a Sell Price calculated using the same methodology and mark-up percentage as on the original Product ordered.

        5.6         Increase in Sell Price for Split Cases — Due to the added handling and damage costs associated with handling less than full cases of Products, a special handling charge of 10% per unit will be added to the Sell Price of all Product for which a Customer requires a split and is sold by individual container or in less than full cases.

        5.7         Adjustment in Mark-ups for Unanticipated Problems If the operating costs of SYSCO or any particular Operating Company are increased as a direct result of a significant regional or national economic problem, including but not limited to fuel cost increases and power shortages, SYSCO may, with written notice to the Customer, add a surcharge to the Customer’s invoice to compensate for such increased costs.

6.        Supplier Agreements – Administration and Handling

          6.1         Customer will provide SYSCO with written evidence of the existence of any contractual agreements it has with any Supplier for the purchase of Products (“Supplier Agreements”), utilizing the SYSCO Supplier Detail Form (Schedule 3). Supplier Agreements include agreements for which the Supplier and Customer have agreed on off-invoice allowances for Customer (“Supplier Off-Invoice Allowances”) or the guaranteed cost Supplier will charge distributor for Product to be resold to Customer (“Supplier Guaranteed Distributor Cost”). SYSCO will use the Supplier Guaranteed Distributor Cost (of which it has been notified appropriately) as the Cost of such Product when calculating its Sell Price, notwithstanding that the Cost of such Product to SYSCO otherwise varies. SYSCO will provide for a Supplier Off-Invoice Allowance for a Product by deducting such allowance value after the Sell Price of such Product is calculated in accordance with Section 5.3. Any agreements between Customer and Suppliers shall be subject to Section 8.4(a) herein.

          6.2         Equivalent SYSCO Branded Product. In the event Supplier is an authorized supplier of SYSCO branded Product which is the equivalent of any Products covered by a Supplier Agreement (the “Equivalent SYSCO Product”), SYSCO may provide such Equivalent SYSCO Product to Customer under the terms of such Supplier Agreement provided that (i) Customer has approved SYSCO branded Product for purchase, (ii) Supplier agrees that such Supplier Agreement terms can be applied to the equivalent SYSCO branded Product; and (iii) such equivalent SYSCO branded Product is stocked by an Operating Company servicing any Customer Location.

          6.3         Effectiveness of Additional Supplier Agreements. For any Supplier Agreements which are either (i) not listed on Schedule 3 or (ii) the terms of which change from what is listed on Schedule 3 (“New Supplier Agreements”), SYSCO must be notified in writing by the tenth (10th) day of any month for the pricing or allowances under such New Supplier Agreements to be effective as of the first day of the following month. (For example: Written notification of a New Supplier Agreement received on January 20th will not become effective until March 1st.) Furthermore, in the event any documentation regarding the specifics of any New Supplier Agreement is incomplete, while SYSCO will make every reasonable effort to secure such necessary documentation to implement the terms and provisions of such New Supplier Agreement, if such additional documentation is not received by the tenth of any month, the effectiveness of the pricing and allowance terms thereof shall be delayed until the first day of the second month following receipt of such documentation.

          6.4         Administrative Maintenance of Supplier Agreements. Customer agrees that SYSCO is not responsible for inaccuracies, errors or omissions made by Supplier in connection with the billing of the pricing and allowances under the Supplier Agreements and that Customer’s sole and exclusive remedy for any such inaccuracies, errors or omissions shall be directly with Supplier. (For example: If the terms and provisions of a New Supplier Agreement are received by January 20th with direction to be effective as of February 1st, the effective dates of such pricing allowances will be March 1st and Customer will look only to Supplier to resolve any issues with respect to such pricing and/or allowances not being effective as of February 1st.)

          6.5         Specifically Inventoried Proprietary Product – Effectiveness of Pricing Changes. For Proprietary Products which are specifically inventoried for Customer pursuant to the terms of a Supplier Agreement, Customer agrees that any changes in the Supplier Guaranteed Distributor Cost will not be effective until such time as SYSCO revalues its inventory of such Proprietary Product in accordance with its normal and customary inventory valuation procedures, unless Supplier allows SYSCO to bill back Supplier for such pricing and allowance modifications on its existing inventory at the time of such changes, in which event the pricing to Customer shall change upon the effective date of the New Supplier Agreement.

7.         Price Verification

          Customer will be allowed one (1) annual price verification at each delivering Operating Company for purchases made under this Agreement. There will be a limit of fifteen (15) items on any price verification. The price verification will consist of reviewing computer reports documenting SYSCO’s calculation of the Customer’s invoice price and verification of the participating SYSCO Operating Company’s delivered Cost. If requested, applicable Supplier invoices and accompanying freight invoices will also be made available. Price verification adjustments, if applicable, will be made utilizing the net of undercharges and overcharges to the Customer. The price verification process is subject to the following:

a. Customer must request a price verification in writing at least twenty (20) business days prior to the suggested date of the price verification. This request must identify the fifteen (15) items to be price verified and the period coverd;

b. The date and time of price verification must be to the mutual agreement of both parties;

c. The price verification will be made at the delivering Operating Company’s location;

d. Support for the price verification may not be removed from the delivering Operating Company location;

e. The period for which pricing is to be verified will not begin more than three (3) months prior to the date of the price verification, and will cover only one pricing period.

          Due to the extensive time and complexity associated with price verification, SYSCO will not permit computer generated price matching or electronic audits by or on behalf of Customers or any Third Party Provider to be used in lieu of the price verification above.

8.        Proprietary and Special Order Products

          8.1         Definition of Special Order Products – Special Order Products are defined as products not inventoried by the SYSCO Operating Company whereby the Customer requests the Operating Company to purchase said products on the Customer’s behalf.

          8.2         Definition of Proprietary Products – Proprietary Products are defined as products bearing the customers name or logo or products with a unique formulation which are restricted for sale to one Customer, or national branded products that would otherwise not be inventoried except for the requirements of the Customer. Products that are produced for SYSCO under the Sysco Brand will be considered Proprietary when the Customer designates the product must be procured from one specific supplier products.

          8.3         Proprietary Product and Special Order Products Requirements – Proprietary Products and Special Order Products for the Customer must meet the following requirements:

                    a)        Suppliers of Proprietary Products and Special Order Products must provide SYSCO with SYSCO’s required indemnity agreement and insurance coverage;

                    b)        Proprietary Products and Special Order Products must have a valid UPC number assigned and a scanable UPC bar code on each sellable unit;

                    c)        No Operating Company will have an obligation to carry a Proprietary Product if all Customer Location’s purchasing from such Operating Company purchase less than 5 cases per week of that Product and the sales volume of such Proprietary Product in such Operating Company results in less than twelve turns of the inventory of such Product in any twelve month period.

                    d)        SYSCO utilizes several third party warehouses throughout the nation for the purpose of efficiently redistributing products (“Redistribution Warehouses”). Any Products placed into the Redistribution Warehouses must be inventoried on a consigned basis by either the Supplier or the Customer.

    8.4         Customer Responsibility for Proprietary Products and Special Order Products

                    a)        Hold Harmless – In the event any supplier of Proprietary Products or Special Order Products does not provide SYSCO’s required indemnity, Customer will defend, indemnify and hold harmless SYSCO and its employees, officers and directors from all actions, claims and proceedings, and any judgments, damages and expenses resulting therefrom, brought by any person or entity for injury, illness and/or death or for damage to property in either case arising out of the delivery, sale, resale, use or consumption of any such Proprietary Product or Special Order Product, except to the extent such claims are caused by the negligence of SYSCO, its agents or employees.

                    b)        Minimal Movement Requirements – In the event SYSCO, at the request of the Customer, inventories Proprietary Products or Special Order Products (including without limitation, products featured by Customer for a limited time period) at either any Operating Companies or at any Redistribution Warehouse, and there is no Product movement within 30 days of delivery to such location, Customer agrees to cause such Products to be repurchased and if desired, take possession of all such Product within 14 days following written notification from SYSCO. Products repurchased will be at SYSCO’s cost plus a reasonable transfer and warehouse handling charge not to exceed 10% of the products cost.

                    c)        Food Safety and Ground Beef — Food safety is of paramount importance to SYSCO, Customer and the ultimate consumer. To that end, SYSCO has developed a set of stringent standards for the production and packaging of ground beef (the “SYSCO Ground Beef Safety Standards”). In order to adequately protect SYSCO and Customer from potential food safety issues relating to the production and packaging of ground beef and the ultimate consumer, SYSCO shall not be obligated to utilize any Supplier of ground beef which does not meet the SYSCO Ground Beef Safety Standards, a copy of which has been previously provided to Customer, whether or not the ground beef supplied by such supplier has been designated by Customer as a Proprietary Product or Special Order Product.

                    d)        Termination – In the event of termination or expiration of this Agreement, Customer will purchase, or cause a third party to purchase, all remaining Proprietary Products and Special Order Products in SYSCO’s inventory at SYSCO’s Cost plus a reasonable transfer and warehouse handling charge not to exceed 10% of the Cost of such Proprietary Products or Special Order Products. In such an event, Customer will purchase or cause to be purchased all perishable Proprietary Products and Special Order Products within seven (7) days of the termination of this Agreement and all frozen and dry Proprietary Products and Special Order Products within fifteen (15) days of the termination of this Agreement, and Customer hereby guarantees payment for such Product purchased by a designated third party.

9.         Credit

           9.1         Net Terms- Payment is due within 34 days from the date of the invoice.

          SYSCO reserves the right to modify payment terms for the Customer purchasing products under this Agreement, in SYSCO’s sole judgement, if SYSCO becomes aware of circumstances that may materially and adversely impact such Customer’s ability to meet its financial obligations when due.

          Franchisee Customers which are franchisees or members of group purchasing organizations will normally be offered the standard credit terms offered hereunder. However, at the sole discretion of the servicing SYSCO Operating Company and based on the credit worthiness of the individual Customer Location (or the entity which owns or operates such Customer Location), terms other than that stated in this Agreement may be applied.

          9.2        Set Off- SYSCO's rights of set off and recoupment are recognized by Customer and preserved in all respects.

          9.3         Service Charge; Collection Fees — If invoices are not paid when due, a service charge will be assessed to Customer, up to the maximum amount permitted by law (and in no event to exceed 12%). Unpaid invoice balances and service charges due to SYSCO will be deducted from any credits due to Customer. Customer shall pay all costs and expenses (including reasonable attorney’s fees) SYSCO incurs in enforcing its rights under this Agreement including, without limitation, its right to payment for Product sold to Customer.

          9.4         Applications — Customer (and each Customer franchisee and member of Customer’s group purchasing organization) will complete, execute and deliver a new account form to SYSCO before this Agreement becomes binding upon SYSCO.

          9.5          Financial Information — The continuing creditworthiness of Customer is of central importance to SYSCO. In order to enable SYSCO to monitor Customer’s financial condition and if requested by SYSCO, Customer will supply quarterly and annual financial statements to SYSCO consisting of an income statement, balance sheet and statement of cash flow. SYSCO may request such further financial information from Customer from time to time, sufficient, in SYSCO’s judgment, to enable SYSCO to accurately assess Customer’s financial condition.

          9.6         Delivery Stoppage – In the event Customer, or any company or entity which purchases Products under this Agreement fails to make payment when due, SYSCO or any participating Operating Company to which payment is due must provide Customer with seven (7) days prior written notice prior to ceasing shipment of any Products to Customer or other participating entity until the outstanding receivable balance is fully within terms.

10.         Term

             The term of this Agreement will begin on August 1, 2003, and will end at 5:00 p.m. Houston time on July 31, 2008.

11.         Termination

             This Agreement may be terminated prior to its ending date for the following:

               (a)        By either party for failure of the other party to comply with any material provision of this Agreement within sixty (60) days of such parties receipt of written notice describing said failure;

               (b)        By SYSCO with respect to any Customer, immediately upon 30 days written notice to such entity if its financial position deteriorates materially, determined by SYSCO in its sole judgment; or SYSCO becomes aware of any circumstances that, in SYSCO’s sole judgment, materially impacts such entity’s ability to meet its financial obligations when due.

               Upon termination, Customer agrees to fully comply with all of its obligations under this Agreement, including, without limitation to pay all invoices at the earlier of 1) the time they are due or 2) two weeks from the date of the last shipment to a Customer Location.

12.        Perishable Agricultural Commodities

               This Agreement may cover sales of “perishable agricultural commodities” as those terms are defined by federal law. Generally, all fresh and frozen fruits and vegetables which have not been processed beyond cutting, combining, and/or steam blanching are considered perishable agricultural commodities as are oil blanched french fried potato products. All perishable agricultural commodities sold under this Agreement are sold subject to the statutory trust authorized by Section 5(c) of the Perishable Agricultural Commodities Act, 1930 (7 U.S.C. 499e(c)). The seller of these commodities retains a trust claim over these commodities and all inventories of food or other products derived from these commodities until full payment is received.

13.          Miscellaneous

                 13.1         Assignment — Neither party may assign this Agreement without the prior written consent of the other party provided that SYSCO may utilize its Operating Companies to perform as indicated in this Agreement. Subject to this limitation, this Agreement shall be binding upon and inure to the benefit of the successors and assigns of each of the parties.

                13.2         Entire Agreement — The parties expressly acknowledge that this Agreement contains the entire agreement of the parties with respect to the relationship specified in this Agreement and supersedes any prior arrangements or understandings between the parties with respect to such relationship.

                13.3         Amendments - This Agreement may only be amended by a written document signed by each of the parties.

                13.4         Notices — Any written notice called for in this Agreement may be given by personal delivery, certified mail, overnight delivery service or confirmed facsimile transmission. Notices given by personal delivery will be effective on delivery; by overnight service on the next business day; by first class mail five business days after mailing; and by facsimile when an answer back confirming receipt by the recipient’s facsimile machine is received. The address of each party is set forth below.

                13.5         Donations – Due to the extreme competitiveness of this contract, SYSCO will be unable to offer donations in either free goods, cash, or use of SYSCO owned equipment, other than national conventions

        Executed as of the date set forth at the beginning of this Agreement.

SYSCO CORPORATION
Richard E. Abbey Regional Vice President, Multi-Unit Sales 71 Fuller Road Albany, NY 12205 Telephone: (518) 437-6257 Facsimile: (518) 435-9365	By: /s/ Richard E. Abbey Its: President
Copy to: Dave Smallwood SYSCO Corporation 1390 Enclave Parkway Houston, Texas 77077-2099 Telephone: (281) 584-1390 Facsimile: (281) 584-4141
CHAMPPS ENTERTAINMENT, INC.
5619 DTC Parkway Suite 1000 Englewood, CO 80111 Attention: William H. Baumbauer, President Telephone: 303-804-1333 Facsimile: 303-529-8477	By: /s/William H. Baumhauer Its: President

MASTER DISTRIBUTION AGREEMENT

Schedule Index

Schedule 1 Schedule 2 Schedule 3 Schedule 4 Schedule 5 Schedule 6	Operating Companies and Participating Customer Locations as of Contract Date Customer Mark-ups SYSCO Supplier Detail Form Proprietary Products List Customer Representations Customer Incentive Programs

SCHEDULE 1
TO
MASTER DISTRIBUTION AGREEMENT

Operating Companies and Participating Customer Locations as of Contract Date

Nobel/Sysco Food Services (Denver)
          Pegler-Sysco Food Services Company
              Ritter-Sysco Food Services
         Sysco Food Services of Arizona, Inc.
         Sysco Food Services of Atlanta, Inc.
  Sysco Food Services of Baltimore/Washington, Inc.
        Sysco Food Services of Charlotte, Inc.
         Sysco Food Services of Chicago, Inc.
       Sysco Food Services of Cincinnati, Inc.
        Sysco Food Services of Cleveland, Inc.
         Sysco Food Services of Dallas, Inc.
         Sysco Food Services of Detroit, Inc.
         Sysco Food Services of Houston, Inc.
      Sysco Food Services of Indianapolis, Inc.
       Sysco Food Services of Los Angeles, Inc.
        Sysco Food Services of Minnesota, Inc.
      Sysco Food Services of Philadelphia, Inc.
       Sysco Food Services of San Antonio, Inc.
      Sysco Food Services of South Florida, Inc.
Sysco Food Services West Coast Florida, Inc.

Nobel/Sysco Food Services Company
P.O. Box 5566 TA
Denver, CO 80217
303-458-4000

Key Personnel Chris DeWitt Ed DeCicco	President Vice President, Program Sales

Unit Location 8325 Park Meadows Center Drive Littleton, CO 80124

Pegler-Sysco Food Services Company
P.O.Box 80068
Lincoln, NE 68501
(402) 423 — 1031

Key Personnel Gary Rezac Mike Riordan	President Vice President of National Accounts

Units Serviced 3001 South 144th Street Omaha, NE

Sysco Food Services of Metro NY, Inc.
P.O. Box 2000
Jersey City, NJ 07305
201-433-2000

Key Personnel Tom Russell Liz Aspray	President Vice President, Program Sales
Units Serviced 418 Menlo Park Mall Edison, NJ 08837

Sysco Food Services of Arizona
P.O. Box 23430
Phoenix,  AZ  85063-3430
(623) 936-9920

Key Personnel Michael Dickson Andy Sundell	President Vice President, Multi-Unit Sales
Units Serviced 2520 E. Camelback Rd (add eff Feb2003) Phoenix, AZ 85016

Sysco Food Services of Atlanta
P.O.Box 490379
College Park,  GA  30349
(404) 765 — 9900

Key Personnel Gordon Graham John Eichelberger	President Director of Multi-Unit Accounts
Units Serviced 7955 North Point Parkway Alpharetta, GA 30022

Sysco Food Services of Baltimore/Washington
P.O. Box 1009
8000 Dorsey Run Road
Jessup,  MD  20794
(410) 799-7000

Key Personnel Kent Humphries Alan Rosenblatt	President Vice President, Sales

Unit Locations 11694 Plaza America Drive Reston, VA 20190 Pentagon, VA (eff 10/01/01) Columbia, MD (eff 11/12)

Sysco Food Services of Charlotte, Inc.
P.O. Box 96
Concord, NC 28026
4500 Corporate Drive NW
Concord, NC 28027
(704) 786-4500

Key Personnel Robert J. Davis Perry Rutledge	President Director, Multi-units

Units Serviced 1601 E. Woodlawn Road (08/01) Charlotte, NC 28209 3741 Sumner Blvd. (add 12/19/02) Suite OBA1 Raleigh, NC 27616

Sysco Food Services of Chicago, Inc.
250 Wieboldt Drive
Des Plaines, IL 60016-3192
847-699-5400

Key Personnel Chuck Staes Cathy Smith	President Vice President, Program Accounts

Units Serviced 955 E. Golf Road Schaumburg, IL 60173 2301 Fountain Square Drive Lombard, IL 60148

Sysco Food Services of Cincinnati, Inc.
10510 Evendale Drive
Cincinnati, OH 45241
(513) 563 — 6300

Key Personnel Joe Calabrese Jim Norris	President Vice President, Multi-unit

Units Serviced 161 Campus View Blvd. E Columbus, OH 43235 1827 Olentangy River Road Columbus, OH 43212 3991 Morse Crossing Columbus, OH 43219 7880 Washington Village Drive Centerville, OH 45459

Sysco Food Services of Cleveland, Inc.
P.O. Box 94570
Cleveland, OH 44101
216-587-0200

Key Personnel Chris Reasoner Rob Hauf	President Manager, Multi-unit Sales
Unit Locations 5835 Landerbrook Drive Lyndhurst, OH 44124

Sysco Food Services of Dallas, Inc.
P.O. Box 814229
Dallas, TX 75381-4229
14330 Gillis Road
Dallas, TX 75244
972-233-9700

Key Personnel Tom Huffhines Dee Claunch Jill Bodwell	President Senior Vice President, Multi-unit Director of Multi-unit Sales
Units Serviced 4951 Beltline Road Addison, TX 75240 Las Colinas Irving, TX

Sysco Food Services of Detroit, Inc.
P.O. Box 33579
Detroit, MI 48232-5579
313-397-7990

Key Personnel Mike Green Tim Churnesky	President Manager, Multi-Unit Accounts

Units Serviced
19470 Haggerty Road
Livonia,  MI 48152

301 West Big Beaver Rd.
Troy,  MI 48084

7410 Orchard Lake Road
West Bloomfield,  MI 48322

Utica, MI (eff 10/21/01)

2800 Predye Blvd. (add eff 06/29/03)
Lansing, MI 48912

Sysco Food Services of Houston, Inc.
P.O. Box 15316
Houston, TX 77220-5316
713-672-8080

Key Personnel Keith Miller Joe Pipak	President and CEO Vice President, Program Sales

Units Serviced 1121 Uptown Park Blvd. Suite A Houston, TX 77056

Sysco Food Services of Indianapolis, Inc.
P.O.Box 248
Indianapolis, IN 46206
(317) 291 — 2020

Key Personnel Walter Mills Delaine Driver	President Manager, Program Sales

Units Serviced 8711 North River Crossing Indianapolis, IN 46240 Downtown Indianapolis, IN (eff 11/12/01)

Sysco Food Services of Los Angeles, Inc.
20701 East Currier Road
Walnut, CA 91789
909-595-9595

Key Personnel Dan Haag Ken Dermer	President Vice President of National Accounts
Units Serviced 51 Fortune Drive Suite 500 Irvine, CA 92718

Sysco Food Services of Minnesota, Inc.
2400 County Road J
St.Paul, MN 55112
(612) 785 — 9000

Key Personnel Philip Seipp Timothy Peterzen	President Vice President, Program Sales
Units Serviced 1641 Plymouth Road Minnetonka, MN 55305 790 W. 66th Street Richfield, MN 55423 8010 Glen Lane Eden Prairie, MN 55344

Sysco Food Services of Philadelphia, Inc.
P.O. Box 6499
Philadelphia, PA 19145-0199
215-463-8200

Key Personnel Keith Shapiro Mike Perro	President Director, Program Sales
Units Serviced Marlton Corner 25 Route 73 South Marlton, NJ 08053

Sysco Food Services of San Antonio, Inc.
P.O. Box 18364
San Antonio, TX 78218-0364
210-661-4581

Key Personnel Bill Fisher Doug McCoy	President Director of Program Sales
Units Serviced 11075 Interstate Highway 10 West San Antonio, TX 78230

Sysco Food Services of South Florida, Inc.
P.O. Box 64000A
Miami, FL 33164
305-651-5421

Key Personnel Tim Brown Don Foltz	President Director, Program Sales
Units Serviced 6401 North Andrews Avenue Ft.Lauderdale, FL 33309

Sysco Food Services – West Coast Florida, Inc.
P.O. Box 1911
Palmetto, FL 34220-1911
305-651-5421

Key Personnel Carl Cannova James Albritton	President Director, Program Sales
Units Serviced 2223 N. Westshore Blvd. Ste 2221 (add 05/05/03) Tampa, FL 33607

SCHEDULE 2

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MASTER DISTRIBUTION AGREEMENT

CUSTOMER MARK-UPS

***** CONFIDENTIAL *****

SCHEDULE 3

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MASTER DISTRIBUTION AGREEMENT

Customer Negotiated Supplier Agreements

Details and Parameters

The supplier’s verification and authorization of details noted on the attached form, signed by both customer and supplier, will allow SYSCO to qualify and promptly implement negotiated programs between the customer and supplier. SYSCO will gladly accept a supplier written contract as authorization, asking only that the pertinent information detailed on the attached form is included. Please utilize the form as needed to clarify details not specifically addressed in a written contract.

Please return the form along with a copy of the contract by the 10th of the month prior to the effective date of monthly pricing (or 20 days before the customer’s non-standard calendar effective date). After review for completeness, agreement information will be made available to the operating companies. Contracts received by SYSCO after the cut-off date that lack pertinent information as requested on the Customer Negotiated Supplier Agreement Form, and/or that are without complete SUPC information will not be implemented by SYSCO until one month later. The supplier will have sole responsibility to the customer for any discounts due during the implementation period. SYSCO operating companies will not perform retro processing procedures for agreements received after the cut off.

This form can be e-mailed as a Word.doc for convenience in setting up and maintaining negotiated programs between the customer and supplier.

SYSCO CORPORATION

Customer Negotiated Supplier Agreement Form

Customer Name Supplier Name Supplier Contact Phone Supplier Contact Email Address	Customer Contact Supplier Contact Supplier Contact Fax

Customer Eligibility Definition  (Customer and Affiliates)
Pricing will be extended only to the customer denoted above unless denoted below.
Other affiliated customers to include… ______________________________________________

Effective Dates  (MUST use full calendar months, i.e. 1-31, or customer defined fiscal calendar)

Begin Date:	End Date:

Agreement Definition for Customer/Supplier Negotiated Program (please check one)
Guaranteed: FOB cost_____ or Delivered cost_____ to SYSCO, or Allowance amount per case/lb _____.

SYSCO Operating Company Inclusion
ALL servicing this customer (YES is required for National Pricing eligibility) (YES or NO) _______

Brand Eligibility Definition

Manufacturer Brand SYSCO Brand	(YES or NO)____ (YES or NO)____	Must be verified by SYSCO with customer prior to implementation.

Item Inclusion and Data Definition

For guaranteed cost programs, please define only the net customer cost to the SYSCO operating companies. This will be the base cost on which the SYSCO contracted customer margin will be applied. (If your contract is FOB, this cost plus freight will be the base cost.)

o Please refrain from quoting a billback amount.

o Please refrain from quoting the SYSCO list or bracket price. (Customer contract pricing should not be contingent on SYSCO operating company purchase patterns.)

o Please refrain from calculating end-user invoice price. Margin, fee, and rounding errors may occur.

Cost Differential Bill Back Definition
Submit Bill Back to local broker. (YES or NO)_____ (If NO, please complete the following)

Submit Bill Back to Supplier at...

Supplier Name
Address
City, State, Zip
Attn:

Supplier Authorization by _______________________________ Customer Authorization by ______________________________	Date ______________ Date ______________

Item Inclusion List

Customer Name	Supplier Name

Agreement Definition for Customer/Supplier Negotiated Program (please check one)
Guaranteed: FOB cost_____ or Delivered cost_____ to SYSCO, or  Allowance amount per case/lb _____.

SUPC	Manufacturer's Product Code	Pack / Size	Product Description	Customer/Supplier Negotiated Cost or Allowance Value to SYSCO before Mark-up/Margin/Fee

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MASTER DISTRIBUTION AGREEMENT

Customer Listing of Proprietary Products

CONFIDENTIAL

SCHEDULE 5

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MASTER DISTRIBUTION AGREEMENT

Customer Representations

This document was prepared and based on the following customer assumptions. SYSCO reserves the right to modify the agreement in the event these parameters are not achieved.

CONFIDENTIAL

2.     Customer will purchase not less than eighty percent (80%) of Customer’s purchase requirements for each category of Products.

3.     Customer will pay all amounts due SYSCO within the payment terms set forth in Section 9.

SCHEDULE 6

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MASTER DISTRIBUTION AGREEMENT

Corporate Customer Incentive

Operating Company Customer Incentive

A. Prompt Payment Incentive

        Each Operating Company will offer an incentive allowance based on early payment of each individual customer invoice.

CONFIDENTIAL

B. Delivery Size Incentive

SYSCO will pay an allowance of (see chart below) percent of all purchases of Product from SYSCO, subject to the exclusions noted below, and provided the average delivery (in dollars) equals or exceeds (see chart below). This allowance will not be paid on sales of Products (i) the price of which is calculated on the basis of Cost plus a fixed fee and (ii) where Customer and the Product supplier have agreed on a selling price to SYSCO or on a special allowance for Customer (see Schedule 2 of this Agreement). No allowance will be paid on any delivery when the corresponding invoice is paid outside the credit terms of this Agreement.

Monthly Average Order Size Incentive

CONFIDENTIAL

C. Access Fee/New Restaurant Location

CONFIDENTIAL